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                                                                    Exhibit 10.4



                     DESCRIPTION OF GRUBB & ELLIS COMPANY
                 EXECUTIVE OFFICER INCENTIVE COMPENSATION PLAN


Grubb & Ellis Company has an incentive compensation program for the executive officers which is reviewed for modification annually, under which each executive officer may receive, in addition to any individually determined base compensation, cash incentive compensation. This program, beginning in the 1999 calendar year, provides for incentive compensation based upon achievement of goals related to the Company, and as applicable, business divisions, with respect to revenue and certain measures of profitability, as well as goals related to other business plan objectives for each individual.



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